Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2009 FIRST QUARTER RESULTS

Mentor, Ohio (July 30, 2008) – STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2009 first quarter ended June 30, 2008. Fiscal 2009 first quarter revenues increased 11% to $311.6 million compared with $280.9 million in the first quarter of fiscal 2008, primarily driven by double digit revenue growth in the Healthcare segment.

Fiscal 2009 first quarter net income was $25.5 million, or $0.43 per diluted share, compared with net income of $13.2 million, or $0.20 per diluted share, in the first quarter of fiscal 2008. Net income growth was a result of increased volumes, higher gross margins and improved operating expense leverage. In addition, the effective tax rate for the first quarter of fiscal 2009 was 24.2%, compared with 36.5% in the first quarter of fiscal 2008, primarily relating to a favorable settlement with the IRS for certain open tax years.

“We are very pleased to have such a strong start to the year, with growth in all of our reportable business segments. Our performance in the quarter included a significant increase in demand from hospital Customers, particularly for our new product offerings, while earnings also benefited from the cost reduction efforts we have initiated,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “As we stated last quarter, we remain somewhat conservative on our full year outlook due to uncertainty regarding post election hospital spending and major pharmaceutical company capital purchases, as well as potential increased costs in raw materials and foreign exchange rates.”

Quarterly Segment Results

Healthcare revenues in the quarter increased 14% to $224.1 million compared with the first quarter of fiscal 2008. In particular, sales of capital equipment increased 20%, driven in part by increased demand for the Company’s new product offerings. Consumables and service also reported strong growth in the quarter of 9% and 11%, respectively. Order backlog levels at quarter end were a record $113.9 million. Operating income was $29.2 million, an increase of 63% compared with the prior year period, driven primarily by increased volumes and higher gross margins.

STERIS Corporation

News Announcement

Life Sciences first quarter revenues were $48.0 million, an increase of 3% compared with the first quarter of fiscal 2008. Revenue growth for the segment was impacted by continued weakness from its pharmaceutical Customers, particularly in North America. Order backlog increased 7% to $49.8 million compared with the prior year period. Life Sciences operating income was $1.0 million in the quarter compared with $0.3 million in the first quarter of fiscal 2008. Operating income benefited from cost reduction efforts, which were partially offset by the impact of foreign exchange rate changes.

Fiscal 2009 first quarter revenues for Isomedix Services were $36.9 million, an increase of 4% compared with the same period last year. Revenue growth was driven by increased demand from medical device customers and modest pricing improvements. Operating income was $8.2 million compared with $7.7 million in the prior year quarter.

Cash Flow

Net cash provided by operations and free cash flow (see note 1) for the first quarter of fiscal 2009 were $28.7 million and $18.1 million, respectively. These compare favorably with $19.4 million and $9.8 million in the same period last year, largely reflecting the increase in earnings.

During the quarter, the Company repurchased 920,900 shares of its common stock at an average price of $27.75 per common share for a total amount of $25.6 million. Approximately $253 million remains under the current share repurchase authorization.

Outlook

Based upon first quarter results and current anticipated trends, the Company’s expectations are unchanged for the full fiscal year, including 4 to 6% revenue growth and earnings per diluted share of $1.50 to $1.65. However, based on first quarter results, the Company now anticipates that greater than 40% of earnings will occur in the first half of fiscal 2009. Refer to the earnings announcement dated May 7, 2008 for the detailed full year outlook.

STERIS Corporation

News Announcement

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Julie Winter.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on July 30, 2008, until 5:00 p.m. Eastern time on August 13, 2008, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

STERIS Corporation is a leading provider of infection prevention and surgical products and services, focused primarily on the critical markets of healthcare, pharmaceutical and research. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services that enhance Customer productivity and quality, and help make the world a safer place. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Manager, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

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This news release, and the conference call referenced here, may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in

STERIS Corporation

News Announcement

the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any level of share repurchases, earnings and revenue trends, expense reduction or other future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, regulatory actions, including without limitation the previously disclosed FDA warning letter, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with the matters described in this release, and the conference call referenced here, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Revenues	$311,565	$280,944
Cost of revenues	181,064	165,344

Gross profit	130,501	115,600

Operating expenses:
Selling, general, and administrative	87,348	83,383
Research and development	8,279	9,259
Restructuring expense	(166)	1,391

	95,461	94,033

Income from operations	35,040	21,567
Non-operating expense, net	1,385	773
Income tax expense	8,155	7,591

Net income	$25,500	$13,203

Earnings per common share (EPS) data:
Basic	$0.43	$0.20

Diluted	$0.43	$0.20

Cash dividends declared per common share outstanding	$0.06	$0.05

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	58,694	65,017
Diluted number of common shares outstanding	59,647	65,909

STERIS Corporation Consolidated Condensed Balance Sheets (In thousands)
	June 30, 2008	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,038	$51,868
Accounts receivable, net	214,305	249,814
Inventories, net	168,853	147,210
Other current assets	62,215	64,484

Total Current Assets	494,411	513,376

Property, plant, and equipment, net	381,121	384,642
Goodwill and intangible assets, net	335,558	337,980
Other assets	3,283	3,294

Total Assets	$1,214,373	$1,239,292

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$70,952	$75,532
Other current liabilities	134,596	154,827

Total Current Liabilities	205,548	230,359

Long-term debt	177,460	179,280
Other liabilities	117,696	123,501
Shareholders’ equity	713,669	706,152

Total Liabilities and Shareholders’ Equity	$1,214,373	$1,239,292

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$224,065	$195,691
Life Sciences	48,039	46,702
STERIS Isomedix Services	36,863	35,472

Total reportable segments	308,967	277,865
Corporate and other	2,598	3,079

Total Revenues	$311,565	$280,944

Segment Operating Income (Loss):
Healthcare	$29,230	$17,932
Life Sciences	1,047	269
STERIS Isomedix Services	8,187	7,721

Total reportable segments	38,464	25,922
Corporate and other	(3,424)	(4,355)

Total Operating Income	$35,040	$21,567

STERIS Corporation Consolidated Condensed Statements of Cash Flows (In thousands)
	Three Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$25,500	$13,203
Non-cash items	20,971	14,692
Working capital adjustments	(17,744)	(8,469)

Net cash provided by operating activities	28,727	19,426

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(10,615)	(9,691)
Proceeds from sale of property, plant, equipment and intangibles	7	22

Net cash used in investing activities	(10,608)	(9,669)

Financing Activities:
(Payments) proceeds under credit facilities, net	(1,720)	8,980
Repurchases of common shares	(31,584)	(21,235)
Cash dividends paid to common shareholders	(3,513)	(3,259)
Stock options and other equity transactions, net	15,715	10,163

Net cash used in financing activities	(21,102)	(5,351)
Effect of exchange rate changes on cash and cash equivalents	153	1,244

(Decrease) increase in cash and cash equivalents	(2,830)	5,650
Cash and cash equivalents at beginning of period	51,868	52,296

Cash and cash equivalents at end of period	$49,038	$57,946

	Three Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$28,727	$19,426
Purchases of property, plant, equipment, and intangibles, net	(10,615)	(9,691)
Proceeds from the sale of property, plant, equipment, and intangibles	7	22

Free Cash Flow from Continuing Operations	$18,119	$9,757

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a non-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.